UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                  SCHEDULE 13G/A
                                  AMENDMENT NO. 1

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                    ITEQ, INC
                                (Name of Issuer)

                          COMMON STOCK, $.001 PAR VALUE
                         (Title of Class of Securities)


                                    450430103
                                 (CUSIP Number)

                                DECEMBER 31, 1999
             (Date of Event Which Requires Filing of this Statement)

         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 450430103                                        PAGE  2  OF  5  PAGES
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   1  NAME OF REPORTING PERSON

      Stephen Watson

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
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   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                         (b) [ ]
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   3  SEC USE ONLY

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   4  CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
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               5  SOLE VOTING POWER

                  200,000 shares
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6  SHARED VOTING POWER
 BENEFICIALLY
  OWNED BY        -0-
    EACH       -----------------------------------------------------------------
  REPORTING    7  SOLE DISPOSITIVE POWER
   PERSON
    WITH          200,000 shares
               -----------------------------------------------------------------
               8  SHARED DISPOSITIVE POWER

                  -0-
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   9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      200,000 shares
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 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

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 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.7%
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 12   TYPE OF REPORTING PERSON*

      IN
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ITEM 1(a). NAME OF ISSUER:

           Iteq, Inc.

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           2727 Allen Parkway, Suite 760
           Houston, Texas 77019

ITEM 2(a). NAME OF PERSON FILING:

           Stephen Watson

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           237 Park Avenue, Suite 801
           New York, NY 10017

ITEM 2(c). CITIZENSHIP:

           United States

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

           Common Stock, $.001 par value

ITEM 2(e). CUSIP NUMBER:

           450430103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

        (a)  [ ]   Broker or Dealer registered under section 15 of the Act,

        (b)  [ ]   Bank as defined in section 3(a)(6) of the Act,

        (c)  [ ]   Insurance Company as defined in section 3(a)(19) of the  Act,

        (d)  [ ]   Investment Company registered under Section 8 of the
                   Investment Company Act of 1940,

        (e)  [ ]   An investment adviser in accordance with ss.240.13d-1(b)
                   (1)(ii)(E),

        (f)  [ ]   An employee benefit plan or endowment fund in accordance
                   withss.240.13d-1(b)(1)(ii)(F),

        (g)  [ ]   A parent holding company or control person in accordance
                   withss.240.13d-1(b)(1)(ii)(G),

        (h)  [ ]   A savings association as defined in Section 3(b) of the
                   Federal Deposit Insurance Act,

        (i)  [ ]   A church plan that is excluded from the definition of an
                   investment company under section 3(c)(14) of the Investment Company Act of 1940,

        (j)  [ ]   A group, in accordance withss.13d-1(b)(1)(ii)(J).

        If this statement is filed pursuant toss.240.13d-1(c), check this box [X].

ITEM 4. OWNERSHIP.

      (a)   Amount beneficially owned:

            200,000  shares

      (b)   Percent of class:

            0.7%

      (c)   Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote:  200,000 shares
            (ii)  Shared power to vote or to direct the vote:  -0-
            (iii) Sole power to dispose or to direct the disposition of:
                  200,000 shares
            (iv)  Shared power to dispose or to direct the disposition of:  -0-

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Two investment partnerships and an offshore investment company each have the right to receive dividends from and the proceeds of the sale of the subject securities. None of such parties owns beneficially more than 5% of the class.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

     Not applicable.

ITEM 10. CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purposes or effect.

                                   SIGNATURE.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  February 14, 2000
                                         -----------------------------------
                                                       (Date)

                                                 /s/ Stephen Watson
                                         ------------------------------------
                                                      (Signature)

                                                  Stephen Watson
                                         --------------------------------
                                                    (Name/Title)